CONTACT:

Investors:	Media:
Penwest Pharmaceuticals	Donald C. Cutler
Jennifer Good	Kekst and Company
(845) 878-8401	(212) 521-4800
(877) 736-9378

For Immediate Release

PENWEST PHARMACEUTICALS SETS SPECIAL SHAREHOLDERS MEETING DATE FOR APPROVAL OF MERGER WITH SUBSIDIARY OF ENDO PHARMACEUTICALS

Patterson, NY – September 30, 2010 – Penwest Pharmaceuticals (Nasdaq: PPCO) ("Penwest") today announced that it will hold a special meeting of its shareholders at 10:00 a.m., local time, on Thursday, November 4, 2010 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, to vote on the proposal to approve the merger of West Acquisition Corp. ("West"), an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings (Nasdaq: ENDP), with and into Penwest and to approve the Agreement and Plan of Merger, dated as of August 9, 2010, by and among Penwest, West and Endo Pharmaceuticals ("Merger Agreement").  Only Penwest shareholders of record as of the close of business on September 24, 2010 will be entitled to notice of and to vote at the special meeting of shareholders.

The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all the outstanding shares of Penwest common stock entitled to vote at the special meeting. Endo Pharmaceuticals and its affiliates own approximately 90.56% of the outstanding Penwest common stock, par value $0.001 per share, and their shares represent a quorum and sufficient votes to approve the merger and the Merger Agreement.

About Penwest

Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. We are currently developing A0001, or a-tocopherolquinone, a coenzyme Q analog, for inherited mitochondrial respiratory chain diseases. We are also applying our drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations. www.penwest.com.

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